Exhibit 10.4

EXECUTION COPY

TURRET STEEL CANADA, ULC

as Grantor

- and -

BANK OF AMERICA, N.A.

as Collateral Agent

CANADIAN SECURITY AGREEMENT

Dated as of July 24, 2015

CANADIAN SECURITY AGREEMENT

Canadian Security Agreement dated as of July 24, 2015 between Turret Steel Canada, ULC, (the “Grantor”) and Bank of America, N.A., in its capacity as Collateral Agent (in such capacity together with any successor in such capacity, the Collateral Agent).

WHEREAS the Lenders and the other Secured Creditors have agreed to make Loans and certain other accommodations available to Ryerson Canada, Inc. upon the terms and conditions contained in a credit agreement among, inter alios, Ryerson Canada, Inc., as Canadian Borrower (the Borrower), Ryerson Holding Corporation and Joseph T. Ryerson & Son, Inc., as U.S. Borrowers, the financial institutions party thereto, and the Collateral Agent dated as of the date hereof (such credit agreement as it may at any time or from time to time, be amended, supplemented, restated or replaced, the Credit Agreement);

AND WHEREAS pursuant to the Credit Agreement the Grantor has agreed with the Lenders and the Collateral Agent to guarantee the payment and performance of the Borrower’s obligations to the Collateral Agent and the other Secured Creditors under or in connect with the Credit Agreement and the other Credit Documents;

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the parties agree as follows:

ARTICLE 1

SECURITY

Section 1.01 Terms Incorporated by Reference.

Agreement means this Canadian security agreement, including the exhibits and recitals to this agreement, as it or they may be amended, supplemented, restated or replaced from time to time, and the expressions hereof, herein, hereto, hereunder, hereby and similar expressions refer to this Agreement and not to any particular section or other portion of this Agreement.

Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings attributed to them in the Credit Agreement. Terms defined in the Personal Property Security Act (Ontario) (as amended from time to time (the PPSA )) and used in this Agreement have the same meaning.

Any reference to the STA is a reference to the Securities Transfer Act, 2006 (Ontario) or, to the extent applicable, similar legislation of any other jurisdiction, as amended from time to time.

The Collateral Agent and each Secured Creditor agree that the Perfection Certificate and all descriptions of Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement. For the purposes hereof, Perfection Certificate shall mean that certain perfection certificate dated on or about the date hereof executed and delivered by, inter alios, the Grantor in favour of the Collateral Agent for the benefit of the Secured Creditors.

Section 1.02 Grant of Security.

Subject to Section 1.05, as collateral security for the payment and performance in full of its Secured Obligations (as hereinafter defined), the Grantor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Creditors, a lien on and security interest in all of its right, title and interest in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the Collateral):

(i)	(a) all accounts and (b) other rights to payment for inventory or related services to the extent evidenced by chattel paper or instruments;

(ii)	all inventory or documents of title for any inventory;

(iii)	all money and all deposit accounts;

(iv)	all intangibles pertaining to the items referred to in clauses (i) through (iii) above, including, without limitation, all contingent rights with respect to warranties on inventory or accounts;

(v)	all records, supporting obligations and related Letters of Credit and rights under Letters of Credit, pertaining to the items referred to in clauses (i) through (iv) above, commercial tort claims or other claims and causes of action, in each case, pertaining to the items referred to in clauses (i) through (iv) above;

(vi)	all books and records relating to the Collateral referred to in clauses (i) through (v) above; and

(vii)	substitutions, replacements, accessions, products and proceeds (including, without limitation, insurance proceeds, licenses, royalties, income, payments, claims, damages and proceeds of suit) of any or all of the foregoing, only to the extent any of the foregoing would constitute property of the type described in clauses (i) through (vi) above.

Notwithstanding anything to the contrary in clauses (i) through (vii) above, the security interest created by this Agreement shall not extend to, and the term “Collateral” shall not include, (a) any Excluded Assets (as defined below) and (b) all money, cash, Cash Equivalents, securities or other property to the extent not constituting proceeds of clauses (i)(a) or (ii) unless such amounts are included in the Canadian Borrowing Base.

Section 1.03 Obligations Secured.

(1) The security interest granted hereby (the Security Interest) secures the payment and performance of all of the Obligations of the Grantor (collectively, the Secured Obligations).

Section 1.04 Attachment.

(1) The Grantor acknowledges that (i) value has been given, (ii) it has rights in the Collateral (other than after-acquired Collateral) or the power to transfer rights in the Collateral (other than after-acquired Collateral) to the Collateral Agent, (iii) it has not agreed to postpone the time of attachment of the Security Interest, and (iv) it has received a duplicate original copy of this Agreement.

Section 1.05 Scope of Security Interest.

(1) Notwithstanding anything to the contrary contained in Section 1.02, the Security Interest created hereunder shall not extend to, and the term “Collateral” shall not include, the following assets (collectively, the Excluded Assets and each, an Excluded Asset):

(a) any permit, license, contract or other asset issued by a Governmental Authority to the Grantor or any contract or other agreement to which the Grantor is a party, in each case, only to the extent and for so long as the terms of such permit, license, contract or other asset issued by a Governmental Authority to the Grantor of such contract or other agreement or any provision of law applicable thereto, validly prohibit the creation by the Grantor of a security interest in such permit, license or agreement in favour of the Collateral Agent (after giving effect to the PPSA, any other applicable law (including the Bankruptcy and Insolvency Act (Canada)) or principles of equity); and

(b) all accounts resulting from the sale or disposition of all property of the Grantor other than the Collateral and all supporting obligations and books and records relating thereto,

provided, however, that Excluded Assets shall not include any proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (a) through (b) (unless such proceeds, substitutions or replacements would constitute an Excluded Asset referred to in clauses (a) through (b).

(2) The Security Interest shall not extend to consumer goods.

(3) The Security Interest shall not extend or apply to the last day of the term of any lease or sublease or any agreement for a lease or sublease, now held or hereafter acquired by the Grantor in respect of real property, but the Grantor shall stand possessed of any such last day upon trust to assign and dispose of it as the Collateral Agent may direct.

Section 1.06 Care and Custody of Collateral.

(1) The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is treated substantially equivalent to that which the Collateral Agent, its individual capacity, accords its own property consisting of similar instruments, it being understood that neither the Collateral Agent nor any of the Secured Creditors shall have responsibility for taking any necessary steps to preserve rights against any person with respect to any Collateral.

(2) The Collateral Agent may, after the Security Interest shall have become enforceable, (i) notify any person obligated on an account or on chattel paper or any obligor on an instrument to make payments to the Collateral Agent whether or not the Grantor was previously making collections on such accounts, chattel paper or instruments, and (ii) assume control of any proceeds arising from the Collateral.

Section 1.07 Perfection; Other Actions

(1) Financing Statements and Other Filings; Maintenance of Perfected Security Interest. The Grantor represents and warrants that all financing statements, agreements, instruments and other documents necessary to perfect the Security Interest granted by it to the Collateral Agent in respect of the Collateral have been delivered to the Collateral Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each governmental, municipal or other office specified in Schedule 6 to the Perfection Certificate. The Grantor agrees that at the sole cost and expense of the Grantor, the Grantor will maintain the Security Interest created hereunder in the Collateral as a perfected first priority security interest to the extent required by this Agreement subject only to Permitted Liens. Notwithstanding anything contained herein to the contrary, perfection of the Collateral Agent’s security interest in money shall not be required other than to the extent it is (i) perfected as proceeds of collateral or (ii) deposited in a deposit account subject to a Deposit Account Control Agreement of the Collateral Agent.

(2) Other Actions. In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Collateral Agent’s Security Interest in the Collateral, the Grantor represents and warrants as follows and agrees, at the Grantor’s own expense, to take the following actions with respect to the following Collateral:

(a)	Instruments and Tangible Chattel Paper. As of the date hereof, no amounts payable under or in connection with any of the Collateral are evidenced by any instrument or tangible chattel paper in excess of US$5,000,000 individually or US$10,000,000 in the aggregate for the Grantor and all Canadian Subsidiary Guarantors, other than such instruments and tangible chattel paper listed in Schedule 4 to the Perfection Certificate. Each instrument and each item of tangible chattel paper evidencing any of the Collateral listed in Schedule 4 to the Perfection Certificate has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank. If any amount then payable under or in connection with any of the Collateral shall be evidenced by any instrument or tangible chattel paper, and such amount, together with all amounts payable evidenced by any instrument or tangible chattel paper evidencing any of the Collateral not previously delivered to the Collateral Agent exceeds US$5,000,000 individually or US$10,000,000 in the aggregate for the Grantor and all Canadian Subsidiary Guarantors, the Grantor acquiring such instrument or tangible chattel paper shall, on the later of (i) the date of delivery of quarterly financial statements pursuant to Section 9.01(a) of the Credit Agreement, (ii) forty-five (45) days after the acquisition of the applicable after-acquired Collateral or occurrence of applicable change and (iii) a date agreed to in the sole discretion of the Collateral Agent (the Quarterly Update Date) following the receipt thereof by the Grantor endorse, assign and deliver the same to the Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify.

(b)	Deposit Accounts. As of the date hereof, the Grantor does not have any deposit accounts other than the accounts listed in Schedule 8 to the Perfection Certificate. The Collateral Agent has a first priority security interest in each such deposit account subject as to priority only to Permitted Liens. The Grantor shall not hereafter establish and maintain any deposit account (other than Excluded Deposit Accounts) unless (1) it shall give the Collateral Agent prompt written notice that such new deposit account has been established with a bank and (2) such bank, the Grantor and the Collateral Agent shall within forty-five (45) days of the date of acquisition of such deposit account have duly executed and delivered to the Collateral Agent a Deposit Account Control Agreement or a blocked account agreement with respect to such deposit account, such time to be extended in the Collateral Agent’s reasonable sole discretion. The Collateral Agent agrees with the Grantor that the Collateral Agent shall not give any instructions directing the disposition of funds from time to time credited to any deposit account or withhold any withdrawal rights from the Grantor with respect to funds from time to time credited to any deposit account unless during a Liquidity Period. The provisions of this Section 1.07(2)(b) shall not apply to Excluded Deposit Accounts. The Grantor shall not grant control of any deposit account to any person other than the Collateral Agent and the Notes Collateral Agent.

(c)	Electronic Chattel Paper and Transferable Records. As of the date hereof, no amount under or in connection with any of the Collateral is evidenced by any electronic chattel paper other than such electronic chattel paper and transferable records listed in Schedule 10 to the Perfection Certificate. If any amount payable under or in connection with any of the Collateral shall be evidenced by any electronic chattel paper or transferable record, the Grantor shall on or before the first Quarterly Update Date following the receipt thereof by the Grantor notify the Collateral Agent thereof and shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control of such electronic chattel paper or transferable record under the PPSA. The requirement in the preceding sentence shall not apply to the extent that such amount, together with all amounts payable evidenced by electronic chattel paper or transferable record in which the Collateral Agent has not been vested control, does not exceed US$5,000,000 individually or US$10,000,000 in the aggregate for the Grantor and all Canadian Subsidiary Guarantors. The Collateral Agent agrees with the Grantor that the Collateral Agent will arrange, pursuant to procedures satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of Control, for the Grantor to make alterations to the electronic chattel paper or transferable record permitted under the PPSA or STA for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the Grantor with respect to such electronic chattel paper or transferable record.

(d)	Letter-of-Credit Rights. If the Grantor is at any time a beneficiary under a letter of credit relating to the Collateral now or hereafter issued, the Grantor shall on or before the first Quarterly Update Date following the receipt thereof by the Grantor notify the Collateral Agent thereof and the Grantor shall, at the request of the Collateral Agent, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, use commercially reasonable efforts to either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under the letter of credit relating to the Collateral or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are to be applied as provided in the Credit Agreement. The actions in the preceding sentence shall not be required to the extent (x) any such letter of credit is a supporting obligation of other Collateral or (y) that the amount of any such letter of credit, together with the aggregate amount of all other letters of credit relating to the Collateral for which the actions described above in clause (i) and (ii) have not been taken, does not exceed US$5,000,000 individually or US$10,000,000 in the aggregate for the Grantor and all Canadian Subsidiary Guarantors.

(e)	Commercial Tort Claims. As of the date hereof, the Grantor hereby represents and warrants that it holds no commercial tort claims other than those listed in Schedule A hereto. If the Grantor shall at any time hold or acquire a commercial tort claim relating to the Collateral, the Grantor shall on or before the first Quarterly Update Date thereafter, notify the Collateral Agent in writing signed by the Grantor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent. The requirement in the preceding sentence shall not apply to the extent that the amount of such commercial tort claim, together with the amount of all other commercial tort claims relating to the Collateral held by the Grantor and the Canadian Subsidiary Guarantors in which the Collateral Agent does not have a security interest, does not exceed US$10,000,000 in the aggregate for the Grantor and all Canadian Subsidiary Guarantors.

Section 1.08 Representations and Covenants.

The Grantor represents and warrants to the Collateral Agent, acknowledging and confirming that the Collateral Agent is relying thereon without independent inquiry, that:

(1) Title. Except for the security interest granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to this Agreement and Permitted Liens, the Grantor owns and has rights and, as to Collateral acquired by it from time to time after the date hereof, will own and have rights in each item of Collateral pledged by it hereunder, free and clear of any and all Liens or claims of others.

(2) Validity of Security Interest. The Security Interest in and Lien on the Collateral granted to the Collateral Agent for the benefit of the Secured Creditors hereunder constitutes (a) a legal and valid security interest in all the Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the filings and other actions described in Schedule 6 to the Perfection Certificate (to the extent required to be listed on the schedules to the Perfection Certificate as of the date this representation is made or deemed made) being duly made, a perfected security interest in all the Collateral, except as otherwise provided herein. The Security Interest and Lien granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to this Agreement in and on the Collateral will at all times to the extent required by the Credit Documents constitute a perfected, continuing security interest therein, prior to all other Liens on the Collateral except for Permitted Liens.

(3) Defense of Claims; Transferability of Collateral. The Grantor shall, at its own cost and expense, defend title to the Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Collateral Agent and the priority thereof against all material claims and demands of all persons, at its own cost and expense, at any time claiming any interest therein adverse to the Collateral Agent or any other Secured Creditor other than Permitted Liens. There is no agreement, order, judgment or decree, and the Grantor shall not enter into any agreement or take any other action, that would restrict the transferability of any of the Collateral or otherwise impair or conflict with the Grantor’s obligations or the rights of the Collateral Agent hereunder to the extent reasonably likely to have a Material Adverse Effect and after giving effect to the PPSA, any other applicable law (including the Bankruptcy and Insolvency Act (Canada)) or principles of equity.

(4) Other Financing Statements. The Grantor has not filed, nor authorized any third party to file (nor will there be), any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral, except such as have been filed in favour of the Collateral Agent pursuant to this Agreement or in favour of any holder of a Permitted Lien with respect to such Permitted Lien or financing statements or public notices relating to the termination statements listed on Schedule 7 to the Perfection Certificate. The Grantor shall not execute, authorize or permit to be filed in any public office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to any Collateral, except financing statements and other statements and instruments filed or to be filed in respect of and covering the security interests granted by the Grantor to the Collateral Agent and the holders of the Permitted Liens.

(5) Consents. In the event that the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Collateral Agent, the Grantor agrees to use its best efforts to assist and aid the Collateral Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

(6) Collateral. All information set forth herein, including the schedules hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Creditor, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Collateral, is accurate and complete in all material respects.

(7) Insurance. In the event that the proceeds of any insurance claim with respect to any of the Collateral are paid to the Grantor after the Collateral Agent has exercised its right to foreclose after an Event of Default, such net cash proceeds shall be held in trust for the benefit of the Collateral Agent and immediately after receipt thereof shall be paid to the Collateral Agent and for application in accordance with the Credit Agreement.

(8) Chief Executive Office; Change of Name; Jurisdiction of Organization. The Grantor will not effect any change (i) to its legal name, (ii) in its identity or organizational structure, or (iii) in its jurisdiction of (a) organization (in each case, including by merging or amalgamating with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction) or (b) its chief executive office or registered office, unless (A) it shall have given the Collateral Agent promptly but in any event within thirty (30) days after such change, written notice clearly describing such change and providing such other information in connection therewith as the Collateral Agent may reasonably request and (B) it shall have taken or will promptly take all action necessary to maintain the perfection and priority of the Security Interest of the Collateral Agent for the benefit of the Secured Creditors in the Collateral. The Collateral Agent shall have no duty to inquire about any of the changes described in clauses (i) through (iii) inclusively, the parties acknowledging and agreeing that the Grantor is solely responsible to take all action described in Section 1.08(9)(B) above.

(9) Transfer of Collateral. The Grantor shall not sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral pledged or charged by it hereunder except as permitted by the Credit Agreement.

ARTICLE 2

ENFORCEMENT

Section 2.01 Enforcement.

(1) The Security Interest shall be and become enforceable against the Grantor upon the occurrence and during the continuance of an Event of Default.

Section 2.02 Remedies.

Whenever the Security Interest has become enforceable, the Collateral Agent, for the benefit of the Secured Creditors, may realize upon the Collateral and enforce the rights of the Collateral Agent by:

(a)	entry onto any premises where the Collateral consisting of tangible personal property may be located;

(b)	entry into possession of the Collateral by any method permitted by law;

(c)	sale or lease of all or any part of the Collateral;

(d)	collection of any proceeds arising in respect of the Collateral;

(e)	collection, realization or sale of, or other dealing with, the accounts;

(f)	appointment by instrument in writing of a receiver (which term as used in this Agreement includes a receiver and manager) or agent of all or any part of the Collateral and removal or replacement from time to time of any receiver or agent;

(g)	institution of proceedings in any court of competent jurisdiction for the appointment of a receiver of all or any part of the Collateral;

(h)	institution of proceedings in any court of competent jurisdiction for sale or foreclosure of all or any part of the Collateral;

(i)	filing of proofs of claim and other documents to establish claims to the Collateral in any proceeding relating to the Grantor; and

(j)	any other remedy or proceeding authorized or permitted under the PPSA or otherwise by law or equity.

Such remedies may be exercised from time to time separately or in combination and are in addition to, and not in substitution for, any other rights of the Collateral Agent however created. The Collateral Agent shall not be bound to exercise any right or remedy, and the exercise of rights and remedies shall be without prejudice to any other rights of the Collateral Agent in respect of the Secured Obligations including the right to claim for any deficiency. The taking of any action or proceeding or refraining from doing so, or any other dealings with any other security for the Secured Obligations secured by this Agreement shall not release or affect the Collateral or the Security Interest.

Section 2.03 Additional Rights.

In addition to the remedies set forth in Section 2.02, the Collateral Agent, for the benefit of the Secured Parties, may, whenever the Security Interest has become enforceable:

(a)	require the Grantor, at the Grantor’s expense, to assemble the Collateral at a place or places designated by notice in writing and the Grantor agrees to so assemble the Collateral;

(b)	require the Grantor, by notice in writing, to disclose to the Collateral Agent the location or locations of the Collateral and the Grantor agrees to make such disclosure when so required;

(c)	repair, process, modify, complete or otherwise deal with the Collateral and prepare for the disposition of the Collateral, whether on the premises of the Grantor or otherwise;

(d)

carry on all or any part of the business of the Grantor and, to the exclusion of all others including the Grantor, enter upon, occupy and use all or any of the premises, buildings, and other property of or used by the Grantor for such time as the Collateral Agent sees fit, free of charge, and the Collateral Agent shall not be liable to the Grantor for any act, omission or negligence in so doing or for any rent, charges, depreciation or damages incurred in connection with or resulting from such action;

(e)	borrow for the purpose of carrying on the business of the Grantor or for the maintenance, preservation or protection of the Collateral and mortgage, grant or charge a security interest in the Collateral, whether or not in priority to the Security Interest, to secure repayment; and

(f)	commence, continue or defend any judicial or administrative proceedings for the purpose of protecting, seizing, collecting, realizing or obtaining possession or payment of the Collateral, and give good and valid receipts and discharges in respect of the Collateral and compromise or give time for the payment or performance of all or any part of the accounts or any other obligation of any third party to the Grantor.

Section 2.04 Concerning the Receiver.

(1) Any receiver appointed by the Collateral Agent shall be vested with the rights and remedies which could have been exercised by the Collateral Agent in respect of the Grantor or the Collateral and such other powers and discretions as are granted in the instrument of appointment and any supplemental instruments. The identity of the receiver, its replacement and its remuneration shall be within the sole and unfettered discretion of the Collateral Agent.

(2) Any receiver appointed by the Collateral Agent shall act as agent for the Collateral Agent for the purposes of taking possession of the Collateral, but otherwise and for all other purposes (except as provided below), as agent for the Grantor. The receiver may sell, lease, or otherwise dispose of Collateral as agent for the Grantor or as agent for the Collateral Agent as the Collateral Agent may determine in its discretion. The Grantor agrees to ratify and confirm all actions of the receiver acting as agent for the Grantor, and to release and indemnify the receiver in respect of all such actions.

(3) The Collateral Agent, in appointing or refraining from appointing any receiver, shall not incur liability to the receiver, the Grantor or otherwise and shall not be responsible for any misconduct or negligence of such receiver.

Section 2.05 Appointment of Attorney.

The Grantor irrevocably appoints the Collateral Agent (and any of its officers) as attorney of the Grantor (with full power of substitution), whenever the Security Interest has become enforceable, to do, make and execute, in the name of and on behalf of the Grantor, all such further acts, documents, matters and things which the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement including the execution, endorsement and delivery of documents and any notices, receipts, assignments or verifications of the accounts and the delivery and transfer of any Collateral to the Collateral Agent to its nominees or transferees. The powers of attorney herein granted is in addition to, and not in substitution for any transfer power of attorney delivered by the Grantor and such power of attorney may be relied upon by the Collateral Agent severally or in combination. All acts of the attorney are ratified and approved, and the attorney shall not be liable for any act, failure to act or any other matter or thing, except for its own gross negligence or wilful misconduct.

Section 2.06 Dealing with the Collateral.

(1) The Collateral Agent shall not be obliged to exhaust its recourse against the Grantor or any other Person or against any other security it may hold in respect of the Secured Obligations before realizing upon or otherwise dealing with the Collateral in such manner as the Collateral Agent may consider desirable.

(2) The Collateral Agent may grant extensions or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Grantor and with other Persons, sureties or securities as it may see fit without prejudice to the Secured Obligations, the liability of the Grantor or the rights of the Collateral Agent in respect of the Collateral.

(3) The Collateral Agent shall not be (i) liable or accountable for any failure to collect, realize or obtain payment in respect of the Collateral, (ii) bound to institute proceedings for the purpose of collecting, enforcing, realizing or obtaining payment of the Collateral or for the purpose of preserving any rights of any Persons in respect of the Collateral, (iii) responsible for any loss occasioned by any sale or other dealing with the Collateral or by the retention of or failure to sell or otherwise deal with the Collateral, or (iv) bound to protect the Collateral from depreciating in value or becoming worthless.

Section 2.07 Standards of Sale.

Without prejudice to the ability of the Collateral Agent to dispose of the Collateral in any manner which is commercially reasonable, the Grantor acknowledges that a disposition of Collateral by the Collateral Agent which takes place substantially in accordance with the following provisions shall be deemed to be commercially reasonable:

(a)	the Collateral may be disposed of in whole or in part;

(b)	the Collateral may be disposed of by public auction, public tender or private contract, with or without advertising and without any other formality;

(c)	any assignee of such Collateral may be the Collateral Agent or a customer of the Collateral Agent;

(d)	any sale conducted by the Collateral Agent shall be at such time and place, on such notice and in accordance with such procedures as the Collateral Agent, in its sole discretion, may deem advantageous;

(e)	a disposition of Collateral may be on such terms and conditions as to credit or otherwise as the Collateral Agent, in its sole discretion, may deem advantageous; and

(f)	the Collateral Agent may establish an upset or reserve bid or price in respect of any Collateral.

Section 2.08 Application of Proceeds.

The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, in accordance with the Credit Agreement.

Section 2.09 Dealings by Third Parties.

(1) No Person dealing with the Collateral Agent or an agent or receiver shall be required to determine (i) whether the Security Interest has become enforceable, (ii) whether the powers which such Person is purporting to exercise have become exercisable, (iii) whether any money remains due to the Collateral Agent by the Grantor, (iv) the necessity or expediency of the stipulations and conditions subject to which any sale or lease is made, (v) the propriety or regularity of any sale or other dealing by the Collateral Agent with the Collateral, or (vi) how any money paid to the Collateral Agent has been applied.

ARTICLE 3

GENERAL

Section 3.01 Notices, etc.

Any notice, direction, demand or other communication required or permitted to be given under this Agreement shall be given in the same manner as provided in the Credit Agreement.

Section 3.02 Discharge.

When all the Secured Obligations have been paid in full (other than (i) contingent indemnification obligations and expense reimbursement obligations not yet due and payable and (ii) Secured Bank Product Obligations not due and payable) and no commitments remain under the Credit Agreement, this Agreement shall terminate. Upon termination of this Agreement the Collateral shall be released from the Lien of this Agreement. In addition, the Collateral or any portion thereof shall be released from the Lien of this Agreement pursuant to the Credit Agreement. Upon such release, the Collateral Agent shall, upon the request and at the sole cost and expense of the Grantor, assign, transfer and deliver to the Grantor, against receipt and without recourse to or warranty by the Collateral Agent except as to the fact that the Collateral Agent has not encumbered the released assets, such of the Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral proper documents and instruments (including termination financing statements or releases, terminations of deposit account control agreements acknowledging the termination hereof or the release of such Collateral as the case may be).

Section 3.03 No Merger.

This Agreement shall not operate by way of merger of any of the Secured Obligations and no judgment recovered by the Collateral Agent shall operate by way of merger of, or in any way affect, the Security Interest, which is in addition to, and not in substitution for, any other security now or hereafter held by the Collateral Agent in respect of the Secured Obligations.

Section 3.04 Further Assurances.

The Grantor shall take such further actions, and execute and/or deliver to the Collateral Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary or appropriate in order to create, perfect, preserve and protect the Security Interest in the Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Collateral Agent’s Security Interest in the Collateral or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the PPSA or other similar laws in effect in any jurisdiction with respect to the Security Interest created hereby and the execution and delivery of deposit account control agreements, all in form reasonably satisfactory to the Collateral Agent and in such offices wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Collateral as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against third parties, with respect to the Collateral. Without limiting the generality of the foregoing, the Grantor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request by the Collateral Agent such lists, schedules, descriptions and designations of the Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional Agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Collateral Agent shall reasonably request. Notwithstanding the foregoing or anything to the contrary contained herein, in no event will any actions be required to be taken under the laws of any jurisdiction other than the federal law of Canada or the laws of any province or territory located within Canada. If an Event of Default has occurred and is continuing, the Collateral Agent may institute and maintain, in its own name or in the name of the Grantor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the Security Interest in or the perfection thereof in the Collateral. All of the foregoing shall be at the sole cost and expense of the Grantor.

Section 3.05 Supplemental Security.

This Agreement is in addition to and without prejudice to all other security now held or which may hereafter be held by the Collateral Agent.

Section 3.06 Successors and Assigns.

This Agreement shall be binding upon the Grantor, its successors and assigns, and shall enure to the benefit of the Collateral Agent and its successors and assigns. All rights of the Collateral Agent shall be assignable and in any action brought by an assignee to enforce any of those rights.

Section 3.07 Headings, etc.

The division of this Agreement into articles, sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the meaning or construction of this Agreement.

Section 3.08 Gender and Number.

Any reference in this Agreement to gender shall include all gender and words importing the singular number only shall include the plural and vice versa.

Section 3.09 Severability.

If any provision of this Agreement shall be deemed by any court of competent jurisdiction to be invalid or void, the remaining provisions shall remain in full force and effect.

Section 3.10 Conflict.

In the event of any conflict between the provisions of this Agreement and the provisions of the Credit Agreement which cannot be resolved by both provisions being complied with, the provisions contained in the Credit Agreement will prevail to the extent of such conflict.

Section 3.11 Governing Law.

(1) This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

(2) The Grantor hereby (i) irrevocably submits to the non-exclusive jurisdiction of any court sitting in the Province of Ontario over any suit, action or proceeding arising out of or relating to this Agreement; (ii) irrevocably agrees that all claims in respect of any suit, action or proceeding may be heard and determined in such court; and (iii) irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Grantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other manner provided by law. Nothing in this section shall affect the right of the Collateral Agent to serve process in any manner permitted by law or limit the rights of the Collateral Agent to bring proceedings against the Grantor in the courts of any other jurisdiction.

(3) The Grantor hereby consents generally in respect of any legal action or proceedings arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such action or proceedings, including, without limitation, the making, enforcement or execution against the Grantor of any order or judgment which may be made or given in such action or proceedings.

(4) To the extent that the Grantor has or hereafter may acquire any immunity from the jurisdiction of any court or from any legal process (whether service of notice, attachment prior to judgment, attachment in the aid of execution, execution or otherwise) with respect to itself or its assets, the Grantor hereby irrevocably waives, to the fullest extent permitted by law, such immunity in respect of its obligations under this Agreement.

Section 3.12 Counterparts.

This Agreement may be executed in counterparts (including by way of facsimile) and all such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF the parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

TURRET STEEL CANADA, ULC, as Grantor

Per:	/s/ Robert De Laney
Name: Robert De Laney
Title: Treasurer

BANK OF AMERICA, N.A., as Agent

Per:	/s/ Stephen King
Name: Stephen King
Title: Senior Vice President